Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	July 26, 2022
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ITS REDEMPTION OF ITS SERIES C PREFERRED STOCK

FREEHOLD, NJ, July 26, 2022 ........ UMH Properties, Inc. (NYSE: UMH) today announced that on July 26, 2022, it completed its previously announced redemption of all 9,884,000 issued and outstanding shares of its 6.75% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”) (CUSIP 903002400). The redemption price was equal to the $25.00 per share liquidation preference plus accrued and unpaid dividends to, but not including, the July 26, 2022, redemption date in an amount of $0.2578 per share, for a total payment of $25.2578 per share.

Samuel A. Landy, President and Chief Executive Officer, commented, “UMH is pleased to announce our completion of the redemption of our Series C Preferred Stock. We were able to fund this redemption largely through our $26 million, 4.25% innovative rental home add-on with Fannie Mae, our $103 million, 4.72% Series A Bond offering in Israel and equity raised through our common ATM (at-the-market) program. The redemption will decrease our cost of capital and should increase our Funds from Operations (FFO) and earnings for shareholders.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 131 manufactured home communities with approximately 24,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama and South Carolina. UMH also has an ownership interest in and operates one community in Florida, containing 219 sites, through its joint venture with Nuveen Real Estate.

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Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.